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                                                                     Exhibit 7.1

                      GRUPO IUSACELL CELULAR, S.A. DE C.V.
          RATIO OF EARNINGS TO FIXED CHARGES PURSUANT TO MEXICAN GAAP
              THOUSANDS OF CONSTANT PESOS AS OF DECEMBER 31, 2003

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                                                                         1999        2000        2001         2002          2003
                                                                      ----------   ---------   ---------   -----------   -----------

Income (loss) from continuing operations                                478,149    (739,036)   (327,167)   (1,103,170)   (3,327,300)
Add income tax, assets tax and deffered income tax                      165,837     171,823     160,908       116,051       267,024
                                                                      ---------    --------    --------    ----------    ----------
Pretax income (loss) from continuing operations                         643,986    (567,213)   (166,259)     (987,119)   (3,060,276)
Add:
Integral cost of financing (expense only)                               362,182     592,357     450,371       412,163       367,144
Amortization of debt expense and discount of premium
Interest portion of rent expense                                          3,108       3,108         777
Losses from < 50% owned affiliates                                       24,952      20,345      41,976         9,727        17,964
Amortized portion of capitalized integral cost of financing              19,419      37,012      39,327        40,726        39,521

                                                                      ---------    --------    --------    ----------    ----------
ADJUSTED EARNINGS (A)                                                 1,053,647      85,609     366,192      (524,503)   (2,635,647)

Fixed charges:
Integral cost of financing (whether expensed or capitalized)            362,182     592,357     450,371       939,495       753,979
Amortization of debt expense and discount or premium                         --          --          --            --            --
The interest portion of rent expense                                      3,108       3,108         777            --            --
Preffered stock dividend requirement
                                                                      ---------    --------    --------    ----------    ----------
TOTAL FIXED CHARGES (B)                                                 365,290     595,465     451,148       939,495       753,979


EARNINGS TO FIXED CHARGES (A/B)                                          2.8844     (0.1438)    (0.8117)      (0.5583)      (3.4957)

ADJUSTED PRETAX EARNINGS LESS FIXED CHARGES                             688,357    (509,856)    (84,956)   (1,463,998)   (3,389,626)

                                                                             (1)         (1)          1             1            --
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